EXHIBIT 14(B)
            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Metropolitan Series Fund, Inc. on Form N-14 of our report dated February 14, 2005 relating to the financial statements of MetLife Stock Index Portfolio, Met Life Mid Cap Stock Index Portfolio, and BlackRock Money Market Portfolio, all a series of Metropolitan Series Fund, Inc., for the year ended December 31, 2004 in the Prospectus/Proxy Statement, which is a part of such Registration Statement.

We also consent to the reference to us under the heading "Availability of Additional Information about the Accounts and Portfolios" in such Prospectus/Proxy Statement and "Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.


/s/ Deloitte & Touche LLP
Boston, Massachusetts
January 27, 2006